EXHIBIT 10.53
MANUFACTURING AGREEMENT
     THIS MANUFACTURING AGREEMENT is made March 9, 2004, by and between SYNTAX GROUPS CORPORATION, a California corporation, 17930 E. Ajax Circle, City of Industry, California 91748 (“Syntax”), and Taiwan Kolin Company Limited, a company organized in Taiwan, ROC whose address is 11/F No.86 Section 1, Chung Ching South Road, Taipei, Taiwan, ROC (“Manufacturer”).
     WHEREAS, Syntax designs various computer-related as well as consumer electronic-related Products (as hereafter defined) for manufacture and distribution under and in connection with the trademarks and trade names SYNTAX and SGC SYNTAX and SYNTAXe and ÖLEVIA; and
     WHEREAS, Manufacturer is a designer and manufacturer of Liquid Crystal Display (LCD) and Liquid Crystal On Silicon (LCOS) televisions and has in place the necessary facilities, permits, licenses and financing to satisfy Syntax’s requirements for such LCD and LCOS Products; and
     WHEREAS, Manufacturer wishes to manufacture the Products for Syntax; and
     WHEREAS, Syntax desires that Manufacturer manufacture the Products; and
     WHEREAS, in the course of performance of this Agreement it is anticipated that Syntax will divulge certain of its confidential, proprietary and trade secret information (“Trade Secrets”) to Manufacturer, and the Parties wish to ensure that all such information be held in confidence and not used by Manufacturer except as specified in this Agreement;
     NOW, THEREFORE, the Parties hereby undertake and make this Agreement.
     1. INTERPRETATION
     1.1 In this Agreement and the Schedules hereto the following terms shall, except where the context otherwise requires, have the following meanings:

“Business Day”	means a day (other than a Saturday or Sunday) on which banks generally are open for business in Taiwan;

“Cost Price”	means the price at which Manufacturer shall manufacture and provide the Products to

Syntax as determined and confirmed by the Parties from time to time when Syntax places purchase order for the Products to Manufacturer;

“Effective Date”	means the date on which the last of the Parties hereto executed this Agreement;

“Intellectual Property Rights”	means patents, trademarks, service marks, design rights, registered designs, trade or business names or signs, copyrights (including rights in computer software), and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world of or relating to the Products;

“Parties”	means Syntax and Manufacturer;

“Products”	means LCD television, LCOS television, and other related products;

“Trademark”	means SYNTAX and/or SGC SYNTAX and/or SYNTAXe and/or ÖLEVIA;

“Working Hours”	means 9:00 a.m. to 5:30 p.m. on a Business Day.
     2. PLACING ORDERS
     2.1 All orders by Syntax for Products shall be placed in writing.
     2.2 Orders shall be deemed accepted upon Manufacturer issuing a written acknowledgement thereof.
     3. PRICE AND PAYMENT
     3.1 The Products shall be sold to Syntax at the Cost Price, or any other price agreed in writing by the Parties.
     3.2 The Cost Price or other agreed price for the Products is exclusive of:

          3.2.1 Value added tax or other applicable sales tax or duty; and
          3.2.2 All costs of packaging, shipping and insurance.
          3.2.3 CIF price inclusive of duty and costs of packaging, shipping and insurance.
     3.3 All sums payable under this Agreement shall he paid within one hundred twenty (120) days.
     3.4 All sums payable to Manufacturer under this Agreement shall be paid in United States Dollars.
     4. TERMS OF TRADING
     4.1 All sales of Products to Syntax by Manufacturer shall be on the Parties’ respective standard terms, except that where there is a conflict between the provisions of this Agreement and the standard terms, the provisions of this Agreement shall prevail.
     4.2 Manufacturer shall exercise its commercially reasonable best efforts to deliver the Products ordered by Syntax to a point of export specified by Syntax no later than thirty (30) Days following the date on which each order is acknowledged by Manufacturer as provided in Clause 2.2.
     5. MANUFACTURER’S OBLIGATIONS
     5.1 Manufacturer shall manufacture the Products only in such quantities as Syntax shall order.
     5.2 Manufacturer shall neither manufacture nor sell the Syntax-trademarked Products to the Products for or sell products to any third party, or for its own accounts.
     5.3 Manufacturer shall manufacture the Products in conformity with Syntax’s written specifications, which may attach to this Agreement.
     5.4 Manufacturer shall place within the packaging of each Product a written manufacturer’s warranty stating that manufacturer shall replace the Product at

Manufacturer’s cost in the event the Product is defective or fails to perform within one (1) year from the date of purchase by the consumer. Manufacturer shall accept all defective Products returned by Syntax and credit to Syntax the Cost Price of all defective Products returned to Manufacturer. The Parties shall prepare and agree separate service agreement and return merchandise authorization procedure, which will form an integral part of the Agreement.
     5.5 Manufacturer shall comply with all applicable laws and regulations of which it is aware relating to manufacturing and exporting the Products.
     5.6 The Parties agree and acknowledge that all information, know-how and technical assistance provided by Syntax to Manufacturer shall constitute the protectable Trade Secrets of Syntax. Manufacturer agrees not to use the Trade Secrets except in the performance of this Agreement. Manufacturer further agrees not to disclose such information, know-how and/or technical assistance to third parties and to use reasonable efforts to protect the confidentiality of the Trade Secrets, not less than the measures it takes to protect Manufacturer’s own most secret information.
     6. INTELLECTUAL PROPERTY RIGHTS
     6.1 All Intellectual Property Rights relating to the Products owned by Syntax and provided to Manufacturer under this Agreement shall be and remain the property of Syntax. Such rights include, without limitation, patent, trademark and trade secret rights. Manufacturer acknowledges the validity and enforceability of such rights, and agrees never to challenge in any manner, either directly or indirectly, in any court, administrative proceeding, arbitration or other forum such validly or enforceability.
     6.2 Manufacturer may make use of the Trademark only in connection with the manufacture and export of the Products. In no event shall Manufacturer’s use the Trademark imply ownership thereof. All use of the Trademark shall inure to Syntax.
     6.3 Manufacturer shall promptly notify Syntax of any claim or action, or threat of such, that the Intellectual Property Rights or the Trademark in any way infringe the rights of a third party, but shall not take any action in respect thereof, including settlement or admission of liability, without the prior written consent of Syntax.

     7. WARRANTIES AND LIMITATIONS OF LIABILITY
     7.1 Manufacturer warrants and represents to Syntax that all Products sold hereunder shall conform to Syntax’s written specifications and will be of satisfactory quality and fit for their normal purpose.
     7.2 Syntax warrants and represents that the Products do not infringe the intellectual property rights of any third party.
     7.3 This Clause 7 shall survive the termination of this Agreement for whatever reason.
     8. TERM AND TERMINATION
     8.1 This Agreement shall be binding on the Parties on the Effective Date and shall continue to and including one year (the “Initial Term”).
     8.2 Upon the expiration of the Initial Term Syntax shall have the option to extend this Agreement for an additional five (5) years in one (1) year increments, provided:
          8.2.1 Syntax requests such an extension in writing at least forty-five (45) days but not more than ninety (90) days prior to the expiration of the Initial Term; and
          8.2.2 Syntax at the time it requests the extension and as of the expiration of the Initial Term is not in default under this Agreement.
     8.3 Either party may, without prejudice to any of its other rights arising hereunder, forthwith upon giving written notice, terminate this Agreement in any of the following events:
          8.3.1 if the other party shall fail to observe or perform any of the material terms or conditions hereof and such default or breach shall continue for thirty (30) days or more after notice in writing, specifying the breach and requiring the same to be remedied, has been given;
          8.3.2 if an order is made or a resolution is passed for winding-up of the other party except in the case of voluntary winding-up for the purposes of a scheme of reconstruction;
          8.3.3 if a receiver is appointed in respect of the other party over any or all of its assets; or
          8.3.4 if the other party becomes insolvent or is adjudged bankrupt.

     8.4 No act of termination shall be taken, or become effective, before an inventory check on finished Products, long lead time materials (panel, lamp, lens), and materials proprietary to Syntax, in possession of the Manufacturer or its related vendors. Termination shall be commenced provided that settlement is resolved by the Parties for product or materials as above-mentioned in inventory check.
     9. CONSEQUENCES OF TERMINATION
     9.1 Except as expressly set forth in this Agreement, following the expiration or earlier termination of this Agreement for any reason whatsoever:
          9.1.1 Manufacturer shall fulfill purchase orders for Products theretofore received and accepted by Manufacturer.
          9.1.2 Manufacturer shall cease to make any use of the Intellectual Property and/or Trademark.
          9.1.3 All outstanding invoices from Manufacturer to Syntax shall become due and payable within forty five (45) days.
          9.1.4 Except as otherwise provided in this Agreement and subject to any other rights or obligations which have accrued prior to expiration or termination, neither of the Parties shall have any further obligation to the other under this Agreement.
     10. FORCE MAJEURE
     10.1 Neither of the Parties shall have any liability whatsoever or be deemed to be in default for any delays or failures in performance under this Agreement resulting from acts beyond the control of that party, to wit, acts of God, war or national emergency, riot, epidemics or natural disasters (“Force Majeure”).
     10.2 If the Force Majeure persists for more than twelve (12) consecutive months, either party may terminate this Agreement by notice in writing to the other.

     11. NO PARTNERSHIP
     11.1 Nothing in this Agreement and no action taken by either or both of the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity.
     12. ASSIGNABILITY AND SUBCONTRACTING
     12.1 Neither party may assign its rights hereunder without the prior written consent of the other party not to be unreasonably withheld.
     12.2 Manufacturer shall not subcontract the whole of the Agreement.
     12.3 Manufacturer shall not subcontract any part of the Agreement without prior written consent of Syntax, which shall not be unreasonably withheld.
     12.4 No subcontract shall relieve Manufacturer from any obligation or liability under the Agreement and Manufacturer shall be liable for the acts, omissions or negligence of its subcontractors and their respective employees, servants and agents, as though they were the acts, omissions or negligence of Manufacturer.
     12.5 Manufacturer shall ensure that every subcontract shall:
          12.5.1 impose confidentiality obligations on the subcontractor similar to those imposed on Manufacturer under the Agreement; and
          12.5.2 contain provisions relating to subcontracting to the same effect as this Condition.
     13. DISPUTE RESOLUTION
     13.1 In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (collectively “Dispute”) between the Parties relating to matters arising under this Agreement a meeting shall be held between the appointed representatives of the Parties to resolve the Dispute.
     13.2 In the event the Dispute is not otherwise resolved in accordance with Clause 14.1, then the Dispute shall be settled by binding arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. The appointing authority shall be the International Chamber of Commerce (“ICC”) acting in accordance with the Rules adopted by the ICC for this purpose. The arbitration shall be conducted in the English language before an ICC arbitration panel sitting in Geneva, Switzerland applying the substantive law of the State of California, USA. The arbitrator shall have no authority to award punitive damages. In the event of an arbitration to resolve the Dispute the prevailing party shall be entitled to recover as an element of costs of suit its actual attorneys’ fees incurred in prosecuting and/or defending against such claim.
     14. COUNTERPARTS
     14.1 This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of the Agreement, but all the counterparts shall together constitute but one and the same instrument.
     15. NOTICES
     15.1 Any notice or other communication given or made under or in connection with the matters contemplated in this Agreement shall be in writing.
     15.2 Any such notice or other communication shall be addressed as provided in Clause 15.3 and shall be sent by overnight courier service or by facsimile, followed by first class mail. Such notice shall be deemed to have been duly given or made as follows:
          15.2.1 if sent by overnight courier, upon delivery at the address of the party;
          15.2.2 if sent by facsimile, followed by first class ‘mail, upon receipt of the facsimile;
          15.2.3 if sent by electronic mail when the communication is first stored in the other party’s electronic mailbox;
provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.
     15.3 The relevant addressee, address, facsimile number and electronic mailbox of each party for the purposes of this Agreement, subject to Clause 15.4 below, are:

If to Syntax:
SYNTAX GROUPS CORPORATION
17930 E. Ajax Circle
City of Industry, California 91748, USA
Attention: James Li, CEO
E-mail address: jamesli@syntaxgroups.com
Fax: (626) 839-7950
If to Manufacturer:
Taiwan Kolin Company Limited
11/F No.86 Section 1, Chung Ching South Road
Taipei
Taiwan, ROC
Attention: Chris Liu, CEO
E-mail address: chrisliu@mail.kolin.com.tw
Fax: 886 2 2311 3855
     15.4 A party may notify the other party of a change to its name, relevant addressee, address or facsimile number for the purposes of Clause 15.2 above by giving notice of such change in the manner specified in Clause 15.2.
     15.5 Each notice, demand, request, statement, instrument, certificate, or other communication given, delivered or made by any party to any other under or in connection with this Agreement shall be in English.
     15.6 The provisions of this Clause 15 shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings.
     16. REMEDIES AND WAIVERS
     16.1 No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall impair such right, power or remedy, or operate as a waiver thereof.
     16.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     16.3 Except as expressly provided herein, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

     17. ENTIRE AGREEMENT
     17.1 This Agreement constitutes the whole and only agreement between the Parties relating to the manufacture and sale of the Products and supersedes and extinguishes any prior drafts, agreements, undertakings, representations and warranties of any nature whatsoever, whether, or not in writing, relating thereto.
     17.2 This Agreement may only be modified in writing signed by each of the Parties.
     17.3 The Parties understand and agree that this document has been prepared only in the English language and that the English language is the official language of this Agreement. It is specifically understood and agreed that no party to this Agreement will assert or allege that it did not understand each and every term and condition of the Agreement, and each party further acknowledges that prior to entering into this Agreement, it had fair opportunity to seek interpretation of the Agreement in the native language of the person(s) signing the Agreement.
     17.4 The Parties acknowledge that this Agreement has been jointly prepared by Syntax and Manufacturer, and the language in all parts of this Agreement shall be, in all cases, construed according to its fair meaning and not strictly for or against either party.
     17.5 Each party acknowledges that it has been advised and has had fair opportunity to consult with its own attorneys, accountants and other expert advisors regarding the meaning and effects of this Agreement.
     17.6 Each party warrants and represents that it has the power to enter into this Agreement and perform in accordance with the provisions hereof, and that the execution and performance of the Agreement has been duly and validly authorized in accordance with all applicable laws and governing instruments.
     18. INVALIDITY
     18.1 If at any time any provision of this Agreement is/or becomes illegal, invalid or unenforceable in any respect under the law of the State of California, USA or any jurisdiction within Taiwan, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement, or the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

     IN WITNESS WHEREOF this Agreement has been signed by the duly authorized representatives of the Parties the day and year herein below written.

Dated: March 10th 2004	SYNTAX GROUPS CORPORATION
	By:	/s/ James Li
James Li
CEO

Dated: March 10th 2004	TAIWAN KOLIN COMPANY LIMITED
	By:	/s/ Christopher C.L. Liu
Christopher C.L. Liu
President

ADDENDUM TO MANUFACTURING AGREEMENT
As regarding to the CEM Agreement item 3.3 that was signed between Syntax and Kolin dated March 10th 2004; the parties agree as follows:
A.	Syntax agreed to T/T the actual dollar amount mim80% of the outstanding invoice amount respectively back to Kolin as soon as all the A/R from the front end customers of Syntax has been financed by the US banking facilities.
B.	Kolin reserves the rights to audit and review the processes and actions that been taken by Syntax as regarding to all of the A/R or A/P procedures from time to time.

Dated: March 12th 2004	SYNTAX GROUPS CORPORATION
	By:	/s /James Li
James Li
CEO

Dated: March 12th 2004	TAIWAN KOLIN COMPANY LIMITED
	By:	/s/ Christopher C.L. Liu
Christopher C.L. Liu
President

SYNTAX	Manufacturer of
SYNTAX GROUPS CORPORATION	ÖLEVIA
20480 E. Business Parkway, City of Industry, CA 91789
TEL: (909) 859-8400.. FAX: (909) 859-8401
February 1, 2005
Mr. Christopher C.L. Liu
President
Taiwan Kolin Company Limited
11/F, No.86 Section 1
Chung Ching South Road
Taipei, Taiwan
Dear Mr. Liu,
As the valuable and strategic alliance in our business development, pursuant to the Clause 8.2 of the Manufacturing Agreement dated March 9, 2004 between us, we are writing to exercise the option to extend the captioned agreement for an additional five years in one year increments upon the expiration of the initial term due on March 10, 2005.
We are highly appreciated your continuous support to our company.
Yours sincerely,
For and on behalf of
Syntax Groups Corporation
/s/ Michael Chan
Michael Chan
Chief Operating Officer
WARNING: This document contains confidential information, intended only for you, and is privileged. This information is current and is subject to change. If you are not the intended recipient, you are hereby notified that any disclosure, copying, distribution, or any other use of this document is strictly prohibited. If you have received this document by error, please notify us immediately by return email and destroy the original document immediately and all copies thereof.
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